Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-194256 and 333-196437

Free Writing Prospectus dated June 11, 2014

FBS launches Fantex Mobile App | To view this email as a web page, click here. Fantex Brokerage Services, LLC announced today the launch of its free Fantex Mobile app, which will allow account holders to access the Fantex platform to trade stock and reserve initial public offering (IPO) shares linked to the cash flows of professional athlete brands1. Individuals without a Fantex account can also use Fantex Mobile to view real-time stock prices and the latest information about athlete brands, check the latest market results, and receive real-time alerts for IPOs, trades, dividends and more from anywhere in the world. In addition, the app gives access to athlete brand videos, breaking sports news, information about Fantex, Inc. tracking stocks, as well as background on the company. “Followers of sports are increasingly engaging with athletes and teams through mobile technologies,” said Buck French, co-founder and CEO of Fantex Holdings. “As a brand building company for athletes, we want to make sure account holders and other individuals can easily take advantage of the full Fantex.com offerings, whether they are at the ballpark, in their living room or on the road.” The mobile app is available for free download through the iTunes and Google Play stores and is the only app featuring real-time stock prices for Fantex, Inc. stocks. At the time of launch, individuals will be able to use Fantex Mobile to buy and sell shares of Fantex Vernon Davis, the first stock trading on Fantex.com. Account holders will also be able to reserve shares in the Fantex EJ Manuel IPO.

This offering is highly speculative and the securities involve a high degree of risk. Investing in shares of Fantex EJ Manuel should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. 1Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex EJ Manuel Prospectus. View the Fantex Mohamed Sanu Prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234, San Francisco, CA 94107 © 2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org. Privacy Statement | Unsubscribe | Contact Us

Contacts:
Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 552-4128
Email: Howard.solomon@finnpartners.com	Email: Aaron.Bensoua@finnpartners.com

Fantex Brokerage Services Launches the Fantex Mobile App

Available on iTunes and Google Play

SAN FRANCISCO, Calif., June 11, 2014 — Fantex Brokerage Services, LLC announced today the launch of its free Fantex Mobile app, which will allow account holders to access the Fantex platform to trade stock and reserve initial public offering (IPO) shares linked to the cash flows of professional athlete brands.

Individuals without a Fantex Account can also use Fantex Mobile to view real-time stock prices and the latest information about athlete brands, check the latest market results and receive real-time alerts for IPOs, trades, dividends and more from anywhere in the world. In addition, the app gives access to athlete brand videos, breaking sports news, information about Fantex, Inc. tracking stocks as well as background on Fantex, Inc.

“Followers of sports are increasingly engaging with athletes and teams through mobile technologies,” said Buck French, co-founder and CEO of Fantex Holdings, Inc. “As a brand building company for athletes, we want to make sure account holders and other individuals can easily take advantage of the full Fantex.com offerings, whether they are at the ballpark, in their living room or on the road.”

The mobile app is available for free download through the iTunes and Google Play stores and is the only app featuring real-time stock prices for Fantex, Inc. stocks.  At the time of launch, individuals will be able to use Fantex Mobile to buy and sell shares of Fantex Vernon Davis, the first stock that is trading on Fantex.com. The reservation period for the IPO of Fantex EJ Manuel(1) opened on Monday, May 5th. For the first time, Fantex account holders will be able to reserve shares in an IPO with the app.

This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1)Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed registration statements (including a prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex EJ Manuel prospectus at
https://fantex.com/fantex-ej-manuel-461919/prospectus. View the Fantex Mohamed Sanu prospectus at https://fantex.com/fantex-mohamed-sanu-494313/prospectus.

This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

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